Exhibit 99.2

Athlon Acquisition Corp.

Compensation Committee Charter

A.	Purpose

The purpose of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Athlon Acquisition Corp. (the “Company”) is to assist the Board with its oversight of the forms and amount of compensation for the Company’s executive officers, to administer the Company’s incentive plans for employees and other service providers, including the Company’s equity incentive plans, whether adopted prior to or after the date of adoption of this Charter (the “Stock Plans”), and to oversee certain other matters related to the Company’s compensation programs. This Charter sets forth the composition, authority, and responsibilities of the Committee.

B.	Composition

1.	Membership and Appointment

The Committee shall be composed of at least two members, with the exact number to be determined by the Board except as otherwise permitted under the rules of The Nasdaq Stock Market LLC (the “Exchange”, as such may be amended from time to time (the “Rules”)). Each member of the Committee shall be appointed by the Board and may be removed by the Board in its sole discretion. Each member shall serve until his or her resignation, retirement, removal by the Board, and/or until his or her successor is appointed.

2.	Qualifications

Each member of the Committee shall be (i) an “independent director” as defined under the Rules, except as may otherwise be permitted by or otherwise satisfy the requirements of such Rules; (ii) “independent” for compensation committee membership purposes as set forth in the Rules; (iii) a “non-employee director,” as defined in the rules promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (iv) an “outside director” under Regulation Section 1.162-27 promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended.

3.	Chairperson

The Board may designate a chairperson of the Committee. In the absence of that designation, the Committee may designate the chairperson by majority vote of the Committee’s members.

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The Chairperson shall set the agenda for meetings of the Committee and conduct the proceedings of meetings of the Committee.

C.	Responsibilities and Duties

The principal responsibilities and duties of the Committee in serving the purposes outlined in “Purpose” above are set forth below. These duties are set forth as a guide with the understanding that the Committee will carry them out in a manner that is appropriate given the Company’s needs and circumstances. The Board or Committee may supplement them as appropriate and may establish policies and procedures from time to time that it deems necessary or advisable in fulfilling its responsibilities.

As a general matter, the Committee will exercise the powers of the Board and perform such duties and responsibilities as may be assigned to a “committee,” this Committee or the Board under the terms of any incentive compensation, equity-based compensation, deferred compensation if any, or other plan or program in the Company’s executive compensation and other benefit programs. For the avoidance of doubt, to the extent permitted by law or regulation, any action that may or is to be taken by the Committee may be taken directly by the Board in lieu of Committee action.

1.	Executive Compensation

The Committee will:

•

Review annually and determine and approve the form and amount of compensation to be paid or awarded to the CEO and, in consultation with the chief executive officer (the “CEO”) to all other executive “officers,” as defined in the rules promulgated under Section 16 Exchange Act, of the Company. The CEO may not be present during voting or deliberations on his or her compensation.

•	Establish corporate goals and objectives relevant to compensation for the CEO.

•	Evaluate the CEO’s performance against any corporate goals and objectives relevant to the CEO’s compensation.

•	Establish corporate goals and objectives relevant to compensation, in consultation with the CEO, for other executive officers.

•	Evaluate, in consultation with the CEO, other executive officer performance against any corporate goals and objectives relevant to such officers’ compensation.

•	Administer, and, if determined to be necessary, amend the Company’s 401(k) plan, deferred compensation plan if any, and any other material compensation plan;

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provided that the Committee may delegate routine administration of such plans to an administrative committee consisting of Company officers or other employees.

•	Annually review the Company’s compensation philosophy and strategy.

2.	Equity Incentive Plans

•	Review periodically and make recommendations to the Board with respect to adoption and approval of, or amendments to, Company Stock Plans.

•

Administer and interpret the Stock Plans, including making grants of awards thereunder and setting the terms and conditions (including performance conditions) of such awards; provided that to the extent permitted by applicable law the Committee may delegate to two or more officers of the Company the authority to grant such rights or options created by the Company to employees of the Company or of any subsidiary of the Company who are not directors or executive officers within the limits required by applicable law and set forth in one or more resolutions of the Board and/or the Committee, as applicable.

3.	Corporate Governance

•

As and when required by applicable rules and regulations, participate in the preparation of the Compensation Discussion and Analysis to be included in the Company’s filings with the Securities and Exchange Commission and generally oversee the Company’s compensation-related disclosure. In addition, to the extent required under applicable rules and regulations, the Committee will provide a Compensation Committee Report for inclusion in the Company’s proxy statement or annual report on Form 10-K.

•

Oversee the Company’s submission to, and consider the results of, stockholder votes of matters relating to compensation, including stockholder proposals or advisory votes on executive compensation and the frequency of such votes, incentive, and other compensation plans, and amendments to such plans.

•

Oversee the Company’s compliance with legal and regulatory requirements associated with compensation of its executive officers, other employees, and non-employee directors, and to coordinate as needed with the Board or other committees of the Board on matters requiring such coordination.

•

Oversee the management of risks associated with the Company’s compensation policies and programs, including an annual review of the Company’s risk management processes related to its compensation programs, including to determine whether any such program encourages undue or inappropriate risk-taking by Company personnel that is reasonably likely to have a material adverse effect on the Company.

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•	Review and assess the adequacy of this charter annually and submit any recommended changes to the charter to the Board for approval.

•	Review and evaluate the performance of the Committee on an annual basis.

D.	Meetings and Procedures

1.	Meetings

The Committee will meet at least twice each year and at such times and places as the Committee determines. The chairperson of the Committee shall preside at each meeting and approve the meeting’s agenda, and any other member present may suggest items for consideration. The CEO shall be notified of the Committee’s meeting schedule and the agenda of each meeting. If a chairperson is not designated or present, an acting chair may be designated by the Committee members present. The Committee shall maintain written minutes of its meetings, which shall be filed with the minutes of the meetings of the Board.

2.	Attendees

The CEO may attend each Committee, but shall not participate in any review of his own compensation and shall not attend any executive session of the Committee. The Committee may invite to its meetings any director, officer, or employee of the Company and such other persons as it deems appropriate to carry out its responsibilities. The Committee may exclude from its meetings any person it deems appropriate in order to carry out its responsibilities, including non-management directors who are not members of the Committee.

3.	Written Consent

The Committee may act by written consent (which includes electronic consent) in lieu of a meeting in accordance with the Company’s bylaws, which shall constitute a valid action of the Committee if it has been executed by each member of the Committee and shows the date of execution. Any written consent shall be effective on the date of the last signature and shall be filed with the minutes of the meetings of the Board.

4.	Reporting to the Board

Consistent with this charter, the Committee shall report regularly to the Board with respect to the Committee’s activities and recommendations. The report to the Board may take the form of an oral report by the chairperson or any other member of the Committee designated by the Committee to make such report.

5.	Authority to Retain Advisors

The Committee shall have the authority, in its sole discretion, to retain or obtain the advice of compensation consultants, legal counsel, or other advisors of its choosing. Any such

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consultant, counsel, or advisor is referred to as an “Advisor” and this term expressly excludes in-house legal counsel and any consultant, counsel, or advisor with respect to whose activities no disclosure is required under Regulation S-K Item 407(e)(3)(iii) (generally relating to broad-based plans and information not specifically developed and customized for the Company). The Committee shall be directly responsible for the appointment, compensation, and oversight of the work of such Advisors, and the Company must provide for appropriate funding, as determined by the Committee, for payment of reasonable fees to any such Advisor retained by the Committee. The Company will also provide for the payment of any administrative expenses of the Committee that are necessary or appropriate in carrying out its activities. Except as otherwise permitted by applicable rules and regulations, the Committee may select or receive advice from an Advisor only after taking into consideration the advisor independence factors set forth in the Rules, including all factors relevant to that person’s independence from management, including the following:

•	the provision of other services to the Company by the person that employs the Advisor;

•	the amount of fees received from the Company by the person that employs the Advisor, as a percentage of the total revenue of the person that employs the Advisor;

•	the policies and procedures of the person that employs the Advisor that are designed to prevent conflicts of interest;

•	any business or personal relationship of the Advisor with a member of the Committee;

•	any stock of the Company owned by the Advisor; and

•	any business or personal relationship of the Advisor or the person employing the Advisor with an executive officer of the Company.

Nothing in the preceding paragraphs shall be construed to require the Committee to (i) retain or obtain advice from Advisors, (ii) retain or obtain advice from Advisors determined to be independent, (iii) implement or act consistently with the advice or recommendations of any Advisor, or (iv) otherwise affect the Committee’s ability or obligation to exercise its own judgment in fulfilling its duties.

6.	Access to Information

The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibility with full access to all books, records, facilities, and personnel of the Company.

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7.	Subcommittees

The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate power and authority to such subcommittees as the Committee deems appropriate. Each designated subcommittee shall establish its own schedule and maintain written minutes of its meetings, which shall be filed with the minutes of the meetings of the Board. The Committee shall not delegate to a subcommittee any power or authority required by law, regulation, or listing standard to be exercised by the Committee as a whole.

8.	Compensation

Members of the Committee shall receive such fees, if any, for their service as Committee members, as determined by the Board in its sole discretion.

9.	Website Posting

The Committee’s charter may be made available on the Company’s website.

*  *  *

The Board has formed the Committee to assist the Board in directing the Company’s affairs, and this charter has been adopted in furtherance of this purpose. While this charter should be interpreted in the context of all applicable laws, regulations and listing requirements, as well as in the context of the Company’s certificate of incorporation and bylaws, it is not intended to establish by its own force any legally binding obligations.

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(as of                     , 2021)